EXHIBIT 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Century TRS Holdings, Inc.:

We consent to the incorporation by reference in this Amendment No. 1 to the joint registration statement on Form S-4 of New Century TRS Holdings, Inc. (formerly known as New Century Financial Corporation) and New Century Financial Corporation (formerly known as New Century REIT, Inc.) of our report dated January 21, 2004, with respect to the consolidated balance sheets of New Century TRS Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Los Angeles, California

November 17, 2004